Exhibit 99.1
Tilly’s, Inc. Declares Special Dividend of $1.00 per Share

Irvine, CA, January 24, 2020 - Tilly’s Inc. (NYSE: TLYS, the “Company”) announced today that its Board of Directors has declared a special cash dividend of $1.00 per share, or approximately $29.7 million in the aggregate, on the Company’s outstanding Class A and Class B common stock. This one-time, special dividend is payable on February 26, 2020 to stockholders of record at the close of business on February 12, 2020. The Company cannot guarantee any future dividends. The declaration and payment of future dividends, if any, will be at the sole discretion of the Company’s Board of Directors based on its consideration of various factors, including the Company’s operating results, financial condition, and anticipated capital requirements.

“We are pleased that our operating results and cash generation have allowed us to provide a direct return to our shareholders via a special dividend for the fourth consecutive year,” commented Edmond Thomas, President and Chief Executive Officer.

About Tillys
Tillys is a leading specialty retailer of casual apparel, footwear and accessories for young men, young women, boys and girls with an extensive assortment of iconic global, emerging and proprietary brands rooted in an active and social lifestyle. Tillys is headquartered in Irvine, California and currently operates 240 stores and its website, www.tillys.com.

Forward-Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding the Company’s estimated impacts of new tax legislation and future effective tax rates, and any other statements about our future expectations, plans, intentions, beliefs or prospects expressed by the Company’s management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of inherent risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We do not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.